UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2014

SOLAR POWER, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	000-50142 (Commission File Number)	20- 4956638 (I.R.S. Employer Identification No.)

3400 Douglas Boulevard, Suite 285
Roseville, California 95661-3875
(Address and telephone number of principal executive offices) (Zip Code)

(916) 770-8100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 12, 2014, Solar Power, Inc. (the “Company”) entered into a Memorandum of Understanding (the “MOU”) with Mr. Choi Chiu Fai Stanley (“Mr. Choi”), a Hong Kong resident who holds 106,250,000 shares of common stock of the Company, and Guocang Group Limited (“Guocang”), a company incorporated in Bermuda with limited liability whose issued shares (“Guocang Shares”), each of HK$0.05 in the capital of Guocang, are listed on the Stock Exchange of Hong Kong Limited (“HKSE”) under stock code 559, whereby each of the Company and Mr. Choi contemplated to subscribe for and purchase a total of 38,277,511,960 Guocang Shares (the “Subscription Shares”), and Guocang contemplated to allot and issue the Subscription Shares to the Company and Mr. Choi, at approximately HK$0.03135 per Guocang Share and for an aggregate purchase price of HK$1,200 million (approximately US$154.8 million; the “Subscription Price”) pursuant to the terms and conditions as set out in the MOU (the “Subscription”). The exact number of the Subscription Shares to be subscribed by the Company and Mr. Choi, respectively, will be negotiated in good faith among the Company, Mr. Choi and Guocang. The Company may designate its subsidiary and Mr. Choi may designate his wholly owned subsidiary to subscribe for their respective portions of the Subscription Shares and enter into a definitive subscription agreement. If the Subscription materializes according to the terms of the MOU, the Company and Mr. Choi will together own approximately 91.42% of the equity interest in Guocang immediately following the closing of the Subscription.

Under the terms and conditions of the MOU, among other things, (i) the proceeds of the Subscription will be applied by Guocang for the development of solar energy business; (ii) each of the Company, Mr. Choi and Guocang agreed to negotiate in good faith and facilitate the entry into a definitive subscription agreement within 90 days from the date of the MOU or on a later date as determined by the parties thereto; (iii) each party to the MOU will be responsible for the costs incurred by itself in connection with the preparation of the MOU and the definitive subscription agreement, as well as the completion of the Subscription; and (iv) the MOU is governed by the laws of Hong Kong, and each party to the MOU agreed to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

Pursuant to the terms and conditions of the MOU, the Subscription will be conditional upon the following conditions precedent:

(i)

Each of the Company and Mr. Choi notifies Guocang that it is, in its absolute discretion, satisfied with the results of due diligence review conducted on the business and operations of Guocang (subject to waiver by the Company and Mr. Choi);

(ii)	A reduction in the capital of Guocang becomes effective, and such reduction in capital is approved by the shareholders of Guocang;

(iii)	The Subscription and all related matters, including but not limited to, compliance with applicable HKSE rules, are approved by the shareholders of Guocang;

(iv)

The Securities and Futures Commission of Hong Kong grants the necessary waiver for the Subscription to become effective, and the Listing Committee of the HKSE grants listing approval for the Subscription Shares without subsequently revoking such approval;

(v)	The Bermuda Monetary Authority grants consent, if required, to the issuance of the Subscription Shares;

(vi)	The closings of the issuance and subscription of the respective portions of the Subscription Shares by the Company and Mr. Choi will be concurrent and are conditional upon each other;

(vii)	Each party to the MOU takes all necessary steps and actions to ensure that Guocang would be in compliance with the minimum public float requirement under applicable HKSE rules; and

(viii)	Any other conditions precedent to be included in the definitive subscription agreement.

The MOU is binding to the parties thereto only with respect to confidentiality, costs, legal effect, counterparts and governing law and jurisdiction provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation

Dated: December 12, 2014	/s/ Amy Jing Liu Name: Amy Jing Liu
Title: Chief Financial Officer

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